Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TTM Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-46454, 333-138219, 333-198117, and 333-211744) on Form S-8, and (No. 333-214592) on Form S-3 of TTM Technologies, Inc. of our report dated February 26, 2019, with respect to the consolidated balance sheets of TTM Technologies, Inc. and subsidiaries as of December 31, 2018 and January 1, 2018, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of TTM Technologies, Inc.

Our report dated February 26, 2019 refers to a change in the Company’s method of accounting for revenue in fiscal 2018 due to the adoption of the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Irvine, California

February 26, 2019